PETERSON SULLIVAN PLLC
601 Union Street  Suite 2300   Seattle  WA  98101 (206) 382-7777   Fax 382-7700
                          Certified Public Accountants


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

eAcceleration Corp.
Poulsbo, Washington

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-85444), of our report dated February 26, 2003 (which contains an explanatory paragraph concluding that there is a substantial doubt about the Company's ability to continue as a going concern), relating to the consolidated financial statements of eAcceleration Corp. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002.

/s/ Peterson Sullivan PLLC
Peterson Sullivan PLLC
Seattle, Washington
April 1, 2003